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                                                              Exhibit 99.2(r)(1)

                         MORGAN STANLEY ASSET MANAGEMENT
               CODE OF ETHICS FOR REGISTERED INVESTMENT COMPANIES

Introduction

       This Code of Ethics (the "Code") applies to the registered investment companies (each, a "Fund" and collectively, the "Funds") advised or managed by any affiliate of Morgan Stanley Dean Witter & Co. ("MSDW"), except for any investment company (i) for which Van Kampen Asset Management, Inc. acts as Investment Adviser or Investment Manager or (ii) that is sub-advised, but not advised, by an advisory affiliate of MSDW, in compliance with Rule 17j-1 under the Investment Company Act of 1940 (the "1940 Act"). This Code covers all persons who are "Access Persons" of the Funds, as determined in accordance with Rule 17j-1. To the extent that any such individuals are subject to compliance with the Code of Ethics of the Fund's Investment Adviser(s) or Investment Manager(s) (collectively referred to as an "Investment Adviser"), and/or Sub-Adviser(s), as applicable, whose Code of Ethics have also been established pursuant to Rule 17j-1, compliance by such individuals with the provisions of the Code of Ethics of the applicable Investment Adviser will also constitute compliance with this Code. The Code will only be effective for a Fund upon its adoption by that Fund's Board of Directors or Trustees pursuant to Rule 17j-1.

Personal Transactions

       A.     Reports of Transactions - Independent Directors/Trustees

              A director or trustee of a Fund who is not an "interested person" of the Fund within the meaning of Section 2(a)(19) of the 1940 Act (an "Independent Director/Trustee") shall report quarterly to the Fund any personal transaction in a security if he or she knows, or in the course of his/her duties as an Independent Director/Trustee of the Fund, should have known that: the Fund has purchased or sold the same security, or the Fund's Investment Adviser considered purchasing or selling the same security, during the 15-day period immediately before or after the Independent Director/Trustee's transaction in the security.

       B. Reports of Transactions, Brokerage Accounts and Holdings - Access Persons Who Are Not Independent Directors/Trustees

              An Access Person who is not an Independent Director/Trustee of a Fund shall provide a Report listing all personal transactions in non-exempt securities and brokerage accounts on a quarterly basis. An Access Person who is not an Independent Director/Trustee of a Fund shall provide annually: (i) a Report, which lists all of the securities that are beneficially owned by the Access Person as of December 31 of the preceding year (except for securities that are exempt from reporting under Section II(E)(2) of this Code), the title of the security, the number of shares held, and the principal amount of the security; (ii) the name of any broker-dealer or other financial institution where an account was maintained as of December 31 of the preceding year (a current listing will also be required

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              upon the effectiveness of this Code) and (iii) the date the Report is submitted by the Access Person. The information must be current as of a date not more than 30 days before the Report is submitted. New Access Persons who are not Independent Directors/Trustees of a Fund will be required to provide a Report listing all non-exempt securities holdings, with the information set out above, as of the date of commencement of employment, as well as a listing of all brokerage accounts no later than ten days after that person becomes an Access Person.

       C.     Reports of Transactions, Brokerage Accounts and Holdings - General

              Any quarterly Report required under Sections II(A) or (B) above must be made within ten days after the end of the calendar quarter in which the personal transaction occurred. The Report may be made on a form provided by the applicable Fund's Investment Adviser or may consist of a statement that provides the same information. In the event that the Investment Adviser already maintains a record of the required information, an Access Person may satisfy this requirement by (i) confirming in writing (which may include electronic correspondence) the accuracy and completeness of the record and disclosing the beneficial ownership of securities (if any) not listed on the record and (ii) recording the date of the confirmation. Copies of the Investment Adviser's forms, which may be revised from time to time, are attached.

              The compliance group of an Investment Adviser will identify and advise all Access Persons of the Fund, including the Independent Directors/Trustees, subject to the reporting requirements of Sections (A) or (B) above, of their particular reporting requirements. Each Report required under Sections II(A) or (B) above will be submitted for review by the applicable compliance group of the Investment Adviser.

       D.     Pre-clearance of Initial Public Offerings and Limited Offerings

              "Investment Personnel" of a Fund or a Fund's Investment Adviser, as that term is defined in Rule 17j-1 under the 1940 Act, must obtain approval from the compliance group of a Fund's Investment Adviser before acquiring, directly or indirectly, beneficial ownership in any securities in an Initial Public Offering or a Limited Offering, as each term is defined in Rule 17j-1 under the 1940 Act.

       E.     Definitions and Exemptions

              (1)    Definitions

                     For purposes of this Code the term "personal transaction" means the purchase or sale, or other acquisition or disposition of a security for the account of the individual making the transaction or for an account in which he or she has, or as a result of the transaction acquires, any direct or indirect beneficial ownership in a security. The term "beneficial ownership" shall be interpreted with reference to the definition in Section 16 of the Securities Exchange Act of 1934. Generally, under this Section

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                     a person is regarded as having beneficial ownership of
                     securities held in the name of:

                     (i)    the individual;

                     (ii)   a husband, wife or minor child;

                     (iii)  a relative sharing the same household; or

                     (iv)   other person if the Access Person:

                            (a) obtains benefits substantially equivalent to ownership of the securities; or

                            (b) can obtain ownership of the securities immediately or at some future time.

                     The term "Access Person" is generally defined by Rule 17j-1 under the 1940 Act as (i) any director, officer, or general partner of a fund or of a fund's investment adviser, any employee of a fund or of a fund's investment adviser (or of any company in a control relationship to the fund or investment adviser) who, in connection with his or her regular functions or duties, participates in the selection or recommendation of portfolio securities to a fund or who has access to information regarding a fund's future purchases and/or sales of portfolio securities; or (ii) any director, officer or general partner of a principal underwriter who, in the ordinary course of business, makes, participates in or obtains information regarding the purchase or sale of securities by the fund for which the principal underwriter acts, or whose functions or duties in the ordinary course of business relate to the making of any recommendation to the fund regarding the purchase or sale of securities.

              (1)    Exemptions

                     No reporting is required for a personal transaction in any of the following securities:

                     (i)    U.S. Government Securities;

                     (ii)   Bank Certificates of Deposit;

                     (iii)  Bankers' Acceptances;

                     (iv)   Commercial Paper;

                     (v)    U.S. Government Agency Securities;

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                     (vi)   High Quality Short-Term Instruments (including
                            repurchase agreements); and

                     (vii) Open-end registered investment companies (mutual funds).

                     Also, no reporting is required with respect to any account over which the access person has no influence or control.

Code Violations

       Any officer of a Fund who discovers a violation or apparent violation of this Code by an Access Person will bring the matter immediately to the attention of the Chief Executive Officer or General Counsel of the Fund, who will then report the matter to the Board of Directors or the Board of Trustees, as the case may be, of the Fund. The Board will determine whether a violation has occurred and, if it determines that it has, the Board may impose such sanctions, if any, as it considers appropriate.

Administration of the Code

       No less frequently than annually, the Board of Directors or the Board of Trustees of each of the Funds will be provided with a written report by each of the Funds and Investment Advisers (and, if applicable, the Sub-Adviser(s)) that describes any new issues arising under the Code, including information on material violations of the Code and/or procedures and sanctions imposed, and certifies that each Fund and its Investment Adviser (and, as applicable, Sub-Adviser) have adopted procedures reasonably necessary to prevent Access Persons from violating the Code.

Dated:  February 14, 2002

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